Exhibit 10.2

GenVec, Inc. 2011 Omnibus Incentive Plan

On September 3, 2013, the Board of Directors of GenVec, Inc. acted to award shares of restricted stock pursuant to the GenVec, Inc. 2011 Omnibus Incentive Plan (the “Plan”) and thereby amended the Plan to provide that the limitation in Section 6.2(b) on the maximum number of shares of stock that may be granted under the Plan, other than pursuant to Options or SARs, in a calendar year was increased to 200,000 shares for purposes of those awards.